Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Tom Miller	The Blueshirt Group
Chief Financial Officer	Chris Danne, Rakesh Mehta
(818) 444-2325	(415)217-7722
tmiller@ixiacom.com	chris or rakesh@blueshirtgroup.com

Ixia Announces Record Quarterly Revenues

First Quarter Revenues Increase 54% and Net Income Increases 209%

CALABASAS, CA— April 21, 2005—Ixia (Nasdaq: XXIA) today reported financial results for the first quarter ended March 31, 2005.

Net revenues for the first quarter of 2005 were a record $38.4 million, which represents a year-over-year increase of 54% from the first quarter of last year and a sequential increase of 9% from the immediately preceding fourth quarter. Net income on a GAAP basis for the first quarter of 2005 was $9.3 million, or $0.14 per diluted share, a 209% increase when compared to net income of $3.0 million, or $0.05 per diluted share, for the first quarter of 2004.

Ixia’s first quarter of 2005 GAAP results included $1.3 million of non-cash charges related to the amortization of acquired intangible assets and income tax benefits of $1.8 million related to the tax effects of the amortization of the acquired intangible assets noted above and tax benefits related to previously recognized stock-based compensation. Excluding the effects of these items, non-GAAP net income for the first quarter of 2005 was $8.8 million, or $0.13 per diluted share, compared to $3.7 million, or $0.06 per diluted share, for the same period last year after excluding the effects of similar items.

“Our record first quarter revenues reflect a number of positive trends that are fueling our continued growth,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “We continue to benefit from a general market upswing in demand for network testing, driven by the continued penetration of IP and Ethernet. Along with the rapid adoption of the 10 Gigabit Ethernet Standard, new protocols and technologies like IPv6, MPLS, and Voice and Video over IP are becoming more widespread and placing new demands on the network. We believe that our single platform approach to testing Layer 2 through 3 switches and routers, as well as our ability to generate Layer 4 through 7 application traffic is unique in the industry. Complementing our focus on technology has been our drive to strengthen and expand our sales and marketing effort in our core markets and into new geographies.”

Mr. Ginsberg continued, “these positive trends are reflected in our first quarter results. Our 1 Gig TXS cards — the backbone of our testing platform — grew 27% sequentially to over $13 million in sales. Sales of our software products were also the highest in Company history, growing by 17% sequentially and 74% year-over-year. Notably, sales from our core market of network equipment manufacturers and international sales, led by Japan and Europe, reached record levels in the first quarter. Our continued top line growth is helping drive increasing bottom line success at Ixia, as we more than doubled quarterly net income on a year-over-year basis.”

During the first quarter ended March 31, 2005, Ixia increased cash, cash equivalents and investments by $15.4 million to approximately $162.5 million.

Ixia will host a conference call today for analysts and investors to discuss its quarterly results at 5:00 p.m. Eastern Time. Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. By excluding certain non-cash charges, as well as the related tax effects, our non-GAAP results provide information to both management and investors that is useful in assessing Ixia’s core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to evaluate financial results and to plan and forecast future periods. The presentation of this additional information is not meant to be considered a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below.

About Ixia

Ixia is a leading, global provider of high performance IP network testing solutions. Its highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Ixia’s testing solutions are used by network equipment manufacturers, semiconductor manufacturers, service providers, and large enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Ixia’s IxVoice products address the growing need for IP telephony test solutions for developing VoIP networks. Ixia’s Real World Traffic Suite addresses the growing need to test applications and networks prior to deployment under realistic load conditions. Ixia’s analysis solutions utilize a wide range of industry-standard interfaces, including Ethernet, SONET, and ATM, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.

For more information, contact Ixia at 26601 West Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.

Ixia and the Ixia logo are registered trademarks of Ixia. IxVoice and Real World Traffic are trademarks of Ixia. Other trademarks used in this release are the trademarks or registered trademarks of their respective owners.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995:

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect the Company’s current intent, belief and expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things: consistency of orders from significant customers, our success in developing and producing new products, and market acceptance of our products. These and other risk factors that may affect Ixia’s financial results in the future are discussed in Ixia’s periodic SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004. Ixia undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IXIA
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$25,039	$16,383
Short-term investments in marketable securities	100,600	81,757
Accounts receivable, net	22,379	22,069
Inventories	6,903	6,669
Income taxes receivable	1,655	1,696
Prepaid expenses and other current assets	7,304	6,634

Total current assets	163,880	135,208

Investments in marketable securities	36,893	49,015
Property and equipment, net	13,589	12,268
Goodwill	11,377	11,377
Other intangible assets, net	21,775	23,031
Other assets	10,730	5,410

Total assets	$258,244	$236,309

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,210	$1,556
Accrued expenses	8,512	13,181
Deferred revenues	7,468	7,032
Income taxes payable	4,481	4,203

Total current liabilities	21,671	25,972

Deferred income taxes	3,600	3,411

Total liabilities	25,271	29,383

Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized, 64,275 and 62,459 shares issued and outstanding as of March 31, 2005 and December 31, 2004, respectively	109,363	100,144
Additional paid-in capital	60,746	53,247
Retained earnings	62,864	53,535

Total shareholders’ equity	232,973	206,926

Total liabilities and shareholders’ equity	$258,244	$236,309

IXIA
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2005	2004
Net revenues	$38,414	$24,913
Cost of revenues(1)	5,845	4,411
Amortization of purchased technology	942	639

Gross profit	31,627	19,863

Operating expenses:
Research and development	7,546	5,663
Sales and marketing	9,475	7,657
General and administrative	3,605	2,363
Amortization of intangible assets	342	409
Stock-based compensation(2)	—	249

Total operating expenses	20,968	16,341

Income from operations	10,659	3,522
Interest and other, net	896	738

Income before income taxes	11,555	4,260
Income tax expense	2,226	1,238

Net income	$9,329	$3,022

Earnings per share:
Basic	$0.15	$0.05
Diluted	$0.14	$0.05

Weighted average number of common and common equivalent shares outstanding:
Basic	63,355	59,892
Diluted	68,516	64,837

(1)Stock-based compensation included in:
Cost of revenues	$—	$23

(2)Stock-based compensation relates to:
Research and development	$—	$161
Sales and marketing	—	53
General and administrative	—	35

	$—	$249

IXIA
Impact of Non-GAAP Adjustments on Net Income
(in thousands, except percentages and per share data)
(unaudited)

	Three months ended March 31, 2005
	GAAP	Adjustments		Non-GAAP
Net revenues	$38,414	$—		$38,414
Cost of revenues	5,845	—		5,845
Amortization of purchased technology	942	(942	) (1)	—

Gross profit	31,627	942		32,569

	82.3%			84.8%
Operating expenses:
Research and development	7,546	—		7,546
Sales and marketing	9,475	—		9,475
General and administrative	3,605	—		3,605
Amortization of intangible assets	342	(342	) (1)	—

Total operating expenses	20,968	(342)		20,626

	54.6%			53.7%

Income from operations	10,659	1,284		11,943
Interest and other, net	896	—		896

Income before income taxes	11,555	1,284		12,839
Income tax expense	2,226	1,765	(2)	3,991

Net income	$9,329	$(481)		$8,848

Earnings per share:
Basic	$0.15	$(0.01)		$0.14
Diluted	$0.14	$(0.01)		$0.13

Weighted average number of common and common equivalent shares outstanding:
Basic	63,355	—		63,355
Diluted	68,516	—		68,516

(1) The adjustment represents the amortization of intangible assets related to the acquisition of the ANVL product line from Empirix, Inc., the acquisition of certain rights associated with the Chariot product line from NetIQ Corporation, and the acquisition of G3 Nova Technologies, Inc.

(2) The adjustment represents the income tax effects of footnote (1) and tax benefits related to previously recognized stock-based compensation.

IXIA
Impact of Non-GAAP Adjustments on Net Income
(in thousands, except percentages and per share data)
(unaudited)

	Three months ended March 31, 2004
	GAAP	Adjustments		Non-GAAP
Net revenues	$24,913	$—		$24,913
Cost of revenues	4,411	(23	) (1)	4,388
Amortization of purchased technology	639	(639	) (2)	—

Gross profit	19,863	662		20,525

	79.7%			82.4%
Operating expenses:
Research and development	5,663	—		5,663
Sales and marketing	7,657	—		7,657
General and administrative	2,363	—		2,363
Amortization of intangible assets	409	(409	) (2)	—
Stock-based compensation	249	(249	) (1)	—

Total operating expenses	16,341	(658)		15,683

	65.6%			63.0%

Income from operations	3,522	1,320		4,842
Interest and other, net	738	—		738

Income before income taxes	4,260	1,320		5,580
Income tax expense	1,238	609	(3)	1,847

Net income	$3,022	$711		$3,733

Earnings per share:
Basic	$0.05	$0.01	(4)	$0.06
Diluted	$0.05	$0.01	(4)	$0.06
Weighted average number of common and common equivalent shares outstanding:
Basic	59,892	—		59,892
Diluted	64,837	—		64,837

(1)	The adjustment represents the amortization of certain stock-based compensation related to stock options granted prior to our IPO in October 2000.

(2)	The adjustment represents the acquisition of the ANVL product line from Empirix, Inc., the acquisition of certain rights associated with the Chariot product line from NetIQ Corporation, and the acquisition of G3 Nova Technologies, Inc.

(3)	The adjustment represents the income tax effects of footnotes (1) and (2), and tax benefits related to previously recognized stock-based compensation.

(4)	The adjustment represents the earnings per share effect of the adjustments noted in footnotes (1), (2) and (3).